Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, SPH Group Holdings LLC, Steel Partners Holdings L.P., SPH Group LLC, Steel Partners Holdings GP Inc., WebFinancial Holding Corporation, Steel Excel, Inc., Steel Partners, Ltd., Warren G. Lichtenstein (collectively, “Steel”), and the other individuals signatory hereto (together with Mr. Lichtenstein, the “Nominees”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2022 annual meeting of stockholders of the Company or any special meeting of stockholders of the Company to elect directors (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 2nd day of June 2022 by the parties hereto:

1.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.So long as this agreement is in effect, each of the Nominees agrees to provide Steel advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Steel has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any such Nominee. Each of the Nominees agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without the prior written consent of Steel.

4.Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.Steel shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Steel, or its representatives, which approval shall not be unreasonably withheld.

7.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, respectively, provided that all such transactions are made in compliance with the terms of this agreement and all applicable securities laws.

8.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.Any party hereto may terminate his, her or its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Andrew M. Freedman at Olshan, Fax No. (212) 451-2222.

11.Each party acknowledges that Olshan shall act as counsel for both the Group and Steel and its affiliates relating to their investment in the Company.

12.Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

13.This agreement embodies the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and replaces and supersedes in its entirety that certain Joint Filing and Solicitation Agreement among certain of the parties dated January 28, 2022.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

STEEL

STEEL PARTNERS HOLDINGS L.P.

By:	Steel Partners Holdings GP Inc. General Partner

By:	/s/ Jack L. Howard
Jack L. Howard, President

SPH GROUP LLC

By:	Steel Partners Holdings GP Inc. Managing Member

By:	/s/ Jack L. Howard
Jack L. Howard, President

SPH GROUP HOLDINGS LLC

By:	Steel Partners Holdings GP Inc. Manager

By:	/s/ Jack L. Howard
Jack L. Howard, President

STEEL PARTNERS HOLDINGS GP INC.

By:	/s/ Jack L. Howard
Jack L. Howard, President

WEBFINANCIAL HOLDING CORPORATION

By:	/s/ Gordon Walker
Gordon Walker, President

STEEL EXCEL, INC.

By:	/s/ Jack L. Howard
Jack L. Howard, President

STEEL PARTNERS, LTD.

By:	/s/ Jack L. Howard
Jack L. Howard, President

NOMINEES

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN

/s/ Jack L. Howard
JACK L. HOWARD Attorney-In-Fact for Joanne M. Maguire, Aimee J. Nelson, Heidi R. Wood, Mark A. Tucker, Tina W. Jonas and Vice Admiral Mathias W. Winter

/s/ James R. Henderson
JAMES R. HENDERSON

Audrey A. McNiff
AUDREY A. MCNIFF

/s/ Martin Turchin
MARTIN TURCHIN